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                                                                     EXHIBIT 5.1

           OPINION OF VENTURE LAW GROUP, A PROFESSIONAL CORPORATION


                                January 3, 2001

Brio Technology, Inc.
4980 Great America Parkway
Santa Clara, CA 95054

REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on or about January 4, 2001 in connection with the registration under the Securities Act of 1933, as amended, of a total of 7,612,087 shares of your Common Stock reserved for issuance under the 1998 Stock Option Plan (the "Plan") and a total of 18,182 shares of your Common Stock reserved for issuance under the Chief Executive Officer Stock Grant (the "Grant") (collectively, the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Plan, and for those Shares issued and sold pursuant to the Grant, when issued and sold in accordance with the Grant, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.


                                  Sincerely,

                                  /s/ VENTURE LAW GROUP